                                   EXHIBIT 5.1

                                  May 31, 1996


National Insurance Group
395 Oyster Point Boulevard
Suite 500
South San Francisco, CA  94080


         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 31, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 225,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1991 Director Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                          Sincerely,

                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ Wilson, Sonsini, Goodrich & Rosati
                                          --------------------------------------